                                                                   EXHIBIT 10(c)


                             Mining Lease Agreement

Preamble:

This lease is granted in accordance with the provisions of the Mining Code of the Kingdom of Saudi Arabia issued under Royal Decree No. M/21 dated 20.05.1392 A.H., its Executive Regulations, directives and any amendments thereto.

Article 1
The above preamble is considered as an integral part of the Lease.

Article 2
1. "Code" designates the Mining Code of the Kingdom of Saudi Arabia issued under Royal Decree No. M/21 dated 20.05.1392 A.H.

2. (Lessee) designates Arabian Shield Development Company (formed in accordance with U.S. laws, with headquarters in Dallas, Texas, or any natural person or entity to which the rights granted by this lease can be transferred to it in accordance with Article (49) of the Code.

3. (Minerals) designates any natural ones which the lessee has the right to exploit.

4. (Lease Area) designates the area of the lease located in the area of Al Masane mine in the Southern part of the Kingdom of Saudi Arabia, with an area of 44 square kilometers as shown in the map accompanying this lease agreement (Appendix I), and which is considered as an integral part of this agreement.

5. (Products) designates the ore which can be treated in any way.

6. (Year and month) designates the Hejira year and its [illegible].

7. (Ministry) designates the Ministry of Petroleum and Mineral Resources of Saudi Arabia.

Article 3
The Lease includes zinc, lead, gold and associated minerals found in the ore, excluding radioactive minerals and the minerals excluded by Article (2) of the Code.

Article 4
The Lease confers upon Lessee the exclusive right to produce and exploit the minerals specified in Article (3) within the Lease area by way of drilling, mining, concentration, smelting, and refining; to carry away, transport, export, and sell them in their original or refined form: and to construct, operate, and maintain all mines, buildings, railroads, highways, pipelines, refineries and treatment plants, communication systems, power plants, and other facilities necessary or convenient for the purpose of the Lease. The enjoyment of all these rights is subject to conformance with the provisions of the Mining Code and other laws in force.

Article 5

The lease is for an initial period of 30 years starting with the date of the Royal Decree, by which the mining lease is issued. The Lessee shall have the right to extend the period of the lease after the expiration of the initial period for a period or periods which do not exceed another 20 years, taking into regard the current codes then, and provided that the lessee has fulfilled all his obligations with respect to the lease, the Code and its regulations and any changes made thereto.

Article 6

Lessee shall pay to the Ministry a surface rental for the duration of the lease at the rate of 10,000 Saudi Riyals per year per square kilometer or part thereof. Payment will be made in advance each year starting from the issuance of the Royal Decree.

Article 7

Lessee shall undertake the implementation of the work plan of Appendix 2 attached to this agreement, and shall present the Ministry reports as follows:

1. Report every six months in the construction stage and until the beginning of commercial production outlining progress of work and expenditures.

2. Yearly reports during commercial production, including all statistics associated with production, and any anticipated changes in the planned production schedule or in exploration. Such reports should be presented within a month after it is due. The lessee shall also provide the ministry with any other information requested. The Ministry shall take all measures to insure that all such reports and information shall not be given to third parties to protect the commercial interests of the lessee.

Article 8

The lessee undertakes to carry out all operations under the lease in accordance with modern techniques, economically appropriate and recognized by the mining industry, and shall avoid to the extent practical, waste or loss of natural resources. Moreover, production of minerals shall not mean extracting the most valuable only at the expense of the other minerals in the ore.

The lessee shall take all necessary precautions and measures throughout all operations related to the lease, to safeguard and protect the environment from any hazardous waste and any other environmental damage, in accordance with the rules and regulations of environmental protection then in force in the Kingdom of Saudi Arabia. When the surface of the land is damaged, it should be restored to its original contours to the extent possible and reasonable.

Article 9
The lessee undertakes to execute all his obligations prescribed in the lease with diligence and accuracy, under the general supervision of the Ministry and in accordance with the programs of construction and operation agreed upon with the Ministry. Lessee also undertakes to produce the minerals specified in the lease and to maintain production at the highest level that the ore reserves and market can support. Lessee also undertakes to observe the safety requirements and prevent waste.

Article 10
Lessee undertakes to give priority in employment to qualified Saudi citizens.

Lessee also undertakes to have the percentage of Saudi citizens and their wage scales in accordance of what the Minister of Labor and Social Welfare decides in agreement with the Minister of Petroleum and Mineral Resources.

Lessee shall prepare and implement a special program for the training of Saudi employees in different kinds of work in the project including administrative and technical work.

Article 11
Lessee undertakes to provide the necessary security for all his installations in the lease area in accordance with accepted procedures followed in this respect.

Article 12
The Lessee undertakes in to bear the costs of all the infrastructure necessary for the mine, such as electricity, roads, water, dams and any other services required for this work, and undertakes to use his best efforts to develop the lease area.

Article 13
The Ministry reserves the right to enter the lease area to make sure that the Lessee is fulfilling his obligations in the right manner agreed upon, by sending its representatives to the lease area to look at the commercial operations performed. The Lessee shall cooperate with the ministry and its representatives in this matter and give them all help needed.

The Ministry has the right to perform work it deems necessary provided in the area that such work does not hinder the work of the lessee.

Article 14

Without prejudice to the rules and regulations for the use of explosives within the Kingdom of Saudi Arabia, the Ministry will assist the Lessee to obtain the necessary permits to use such explosives as may be necessary to carry out the program of work specified in the lease. The Lessee undertakes to comply with the applicable laws of the Kingdom of Saudi Arabia regulating the use of explosives.

Article 15

Lessee shall have all the rights vested in him by virtue of the Code in respect of export and sale of the production, provided that the State shall at all items retain priority if it so wishes to purchase from the Lessee the whole production of gold or any part thereof. The State also reserves the right to purchase a maximum of ten percent (10%) of his annual production of other minerals, on the same terms and conditions then available to other similar buyers, and at current prices then prevailing in the free market. For purpose of reserving the state's right of priority, the Lessee shall notify the Ministry in writing at sufficient notice of the amount of production he wishes to sell every year, so as to enable the state to declare its willingness to purchase any such amount by written notice to the Lessee three (3) months before the beginning of the Lessee's financial year.

Article 16

The Lessee has the right to select his suppliers and contractors, on condition that the Lessee undertakes to give preference to local suppliers and contractors who can provide goods and services of similar quality upon acceptable terms.

Article 17

The Lessee undertakes to appoint a chartered accountant, to be chosen by the Lessee from members of the profession authorized to practice in the Kingdom.
He also undertakes to establish a financial department in the Kingdom for the purposes of maintaining all necessary financial statements, records and accounting in accordance with practices used in commercial mining operations. Lessee shall provide the Ministry with the reports of the chartered accountants and other reports asked for by the Ministry.

Article 18

The Lessee undertakes to repay the loan which had been granted to it by the Ministry of Finance and National Economy on 26/2/1399, amounting to $11 million in accordance with agreement with the Ministry of Finance and National Economy.

Article 19

Without prejudice to the exemption from income tax set forth in Article (46) of the Code, Lessee shall pay income tax in accordance with the income tax laws then in force in the Kingdom of Saudi Arabia.

Article 20

When the profitability of the project is established, the Lessee shall undertake the formation of a Saudi Public Stock Company with the Petroleum and Mineral Organization (PETROMIN), where the Lessee shall subscribe to 50% of the shares, and PETROMIN to no more than 25%. The remainder of the shares shall be put out for public subscription. The title of the lease shall then be transferred to the public stock company. The Ministry shall follow the implementation of the above.

Article 21

Lessee shall be exempt from import and export duties for all equipment imported for the implementation of the Lease, and unless resold in the Kingdom of Saudi Arabia, lessee may re-export such equipment. If sold within the Kingdom, customs duties payable thereof shall be calculated on the value of the equipment at the time, and according to its condition.

Article 22

Any disputes between the Lessee and the Ministry, which cannot be settled amicably, shall be settled in accordance with Saudi Codes.

Article 23

No provisions of the lease may be construed in such a manner that it confers upon the Lessee the ownership of any part of the land within the Lease area, or grants the Lessee any other rights except those explicitly defined in the Lease and Code.

                  Minister of Petroleum and Mineral Resources

                  Hisham Muhialdin Nazer.

The Lessee agrees to all provisions of the lease above, and shall abide by them, and abide by all provisions of the Mining Code, and any amendments thereof.

                  Arabian Shield Development Company,

                  By: Hatem El-Khalidi